Exhibit 10.19
LEASE AND SUPPLY AGREEMENT
     THIS AGREEMENT (this “Agreement”), is made and entered into this 5th day of May, 2008, between Ready Mix, Inc, a Nevada corporation (“RMI”), and GILA RIVER LAKE, LLC, an Arizona Limited Liability Company, d/b/a/ Buckeye Sand and Gravel (“Buckeye”).
WITNESSETH:
     WHEREAS, Buckeye is the owner of certain real estate located in Maricopa County, Arizona at 10423 South Apache Road, Buckeye, AZ 85326 on which Buckeye operates a construction aggregates mining facility and more particularly described on Exhibit A, hereto (the “Property”); and
     WHEREAS, the Property has been designed to contain three separate sites or “pads” intended for ready-mix concrete (“RMC”) plants and a hot-mix asphalt plant that will use Buckeye’s aggregates products (collectively, the “Plant Sites”);
     WHEREAS, RMI wishes to lease one Plant Site consisting of approximately +/-4 (to be determined upon completion of site plan) acres and shown on Exhibit B (the “Leased Premises”) for a period of seven (7) years for the purposes of operating a RMC Plant (the “Plant”). and
     WHEREAS, RMI is contracting with Buckeye to purchase the aggregates necessary to operate its Plant in accordance with the Purchase Order (PO) attached hereto as Exhibit C, and
     NOW, THEREFORE, For One Dollar and other good and valuable consideration and in further consideration of the mutual covenants and agreements of the parties contained herein, the parties intending to be legally bound hereby and agree as follows:
     1. LEASE.
     1.1 Grant. Buckeye hereby leases the Leased Premises to RMI for the purpose of locating, erecting and operating the Plant and, to the extent necessary and incidental to the operation thereof, the placing on the Leased Premises of fencing or other improvements and ancillary equipment. Buckeye represents that it is the owner of the Property, including the Leased Premises, and warrants to RMI quiet and peaceable possession of the Leased Premises under the terms of this Agreement. All plant and equipment located on the Leased Premises by RMI shall remain the personal property of RMI and shall not become part of the real property or otherwise the property of Buckeye.
     1.2 Restrictive Covenant. RMI agrees not to operate a RMC Plant within (ten) 10 miles of the Property during the term of this Agreement (the “RMI Restrictive Covenant”) without the express written consent of Buckeye. Buckeye may at its discretion allow RMI to operate a RMC Plant on a project specific basis, within (ten) 10 miles of the property, provided Buckeye retains the right of first refusal to supply coarse and fine aggregate for that specific project.
     1.3 Potable Water Well. In the event RMI and/or proposed additional tenants install a potable water well and pressure tank for use in its operations, Buckeye shall have the right to connect to the water line leaving the pressure tank so that it can use the potable water at its office and quality control facilities. There shall be no cost to Buckeye for the use of the water and there shall be no cost to RMI and additional tenants for Buckeye’s connection and extension of water lines to its facilities. If RMI proceeds with the installation of the potable water well and it is sufficient to support two batch plants, Buckeye will require the second user to reimburse RMI for 1/2 (one half) of the development and construction costs of the potable water well, if and when they connect to the well water.
     2. ACCESS. During the term of this Agreement, RMI and its customers shall have the nonexclusive use of the existing private roads on the Property for ingress and egress in connection with its activities hereunder provided such use does not unreasonably interfere with Buckeye’s operations on the Property.
     3. TERM.
     3.1 Term. The term of this Agreement shall commence on May 5, 2008 (the “Effective Date”) and shall continue for seven (7) years unless extended (the “Term”). In the event Buckeye is not able to continue operations or extend its mining permit for any reason beyond the control of Buckeye, the conditions set forth in Section 9 “Force Majeure” shall apply.
     3.2 Renewal Term. RMI shall have the right to renew and extend this Agreement for five (5) additional one (1) year terms subject to negotiating annual material purchase agreements with Buckeye prior to the expiration of the Term. Buckeye may terminate the lease after the expiration of the 7th year if a development plan is submitted and approved by the Town of Buckeye or Governing Agency to convert the upland part of the property owned by the Company to another use. Buckeye shall give RMI six months written notice and pay the actual costs incurred by RMI to relocate its concrete plant not to exceed $250,000. The maximum amount of the relocation cost will be reduced by $50,000 for each one year option exercised by RMI.
     4. PRODUCT REQUIREMENTS.
     4.1 Minimum Tonnage. In partial consideration of the rights granted by Buckeye hereunder, RMI agrees to purchase from Buckeye all of its requirements for fine and coarse aggregates for use in the manufacture of ready mix concrete at the RMC Plant (the “Products”). On or before January 1 of each calendar year during the term of this Agreement, RMI shall notify Buckeye of its expected requirements for the next calendar year, including those requirements for Products for use in an RMC Plant (the “Annual Minimum Quantities”).

     RMI agrees that, commencing on January 1, 2009 and for each year thereafter as long as this Agreement remains in effect, the annual payment Buckeye receives (the sum total of the twelve monthly payments due and paid for each year of the Agreement) shall not be less than an amount (the “Annual Minimum Payment”) calculated on the basis of the minimum annual combined sales of fine and coarse aggregate and the price of Washed Fine and Coarse Aggregate during the year pursuant to Exhibit C. Beginning on January 1, 2010 and thereafter as long as this Agreement remains in effect, the Annual Minimum Payment shall be adjusted January 1 of each calendar year of this Agreement based on the Adjusted Price for fine and coarse aggregate determined in accordance with Exhibit C, Paragraph 2 hereof, provided, however, effective January 1, 2009, the Annual Minimum Quantities shall not be less than 100,000 tons for the first 12 months of this agreement, 150,000 tons for the second 12 months of this Agreement and 200,000 tons for each 12 months thereafter.
     RMI agrees that commencing on January 1, 2009 and for each month thereafter as long as this Agreement remains in effect, the Minimum Monthly Payment Buckeye receives shall not be less than an amount calculated on the basis of the Monthly Minimum Quantity (as defined herein) and the price of Washed Coarse and Fine Aggregate determined in accordance with Exhibit C, Paragraph 2 hereof. Effective January 1, 2009, the Monthly Minimum Quantity shall not be less than 6,250 tons per month for the first 12 months of this Agreement, 9,375 tons per month for the second 12 months of this Agreement, and 12,500 tons per month for each 12 months thereafter. If in any month RMI’s payment due is less than the Minimum Monthly Payment (“Monthly Overpayment”), RMI shall be given a credit (“Monthly Overpayment Credit”) equal to the amount of the Monthly Overpayment and Monthly Overpayment Credits may accumulate except that each Monthly Overpayment Credit shall have a term of 12 months. RMI may use any portion of accumulated unexpired Monthly Overpayment Credits to reduce the amount of any future Minimum Monthly Payment, provided RMI’s purchases exceed the Minimum Monthly Payment by an amount equal to or greater than the credit taken.
     RMI shall be obligated to purchase and Buckeye shall be obligated to sell and deliver to RMI the Annual Minimum Quantities during the calendar year. In the event RMI fails to purchase the Annual Minimum Quantities during such calendar year (other than due to Buckeye’s failure or inability to supply such Products or due to a Force Majeure as provided in Section 9 below), RMI shall pay to Buckeye, as liquidated damages, an amount equal to 25% of the price of each ton of the Annual Minimum Quantity not purchased by RMI in such calendar year.
     RMI may at its option request Aggregates deliveries in any calendar year in excess of the applicable Annual Minimum Quantity and Buckeye shall, if and to the extent it has the capacity to do so, supply such aggregates to RMI; provided, however, that Buckeye’s obligation to supply aggregates in excess of the applicable Annual Minimum Quantities shall be subject to any contracts or commitments to third parties entered into by Buckeye with third parties following RMI’s notice of Proposed Annual

Quantities for such year. Subject to the Annual Minimum Quantity, Buckeye shall not be obligated to provide RMI more than 40% of the total concrete aggregate and washed concrete sand produced by Buckeye.
     4.2 Price. The price for the Products shall be as listed on Exhibit C hereto, subject to escalation as provided in said Exhibit and payment shall be made on the payment terms as set forth in said Exhibit.
     4.3 Delivery and Weights. The Products shall be delivered by Buckeye to stockpiles at locations near the Plant. Measurement of materials used by RMI for payment purposes shall be made by RMI. For material used in the production of ready mix concrete measurement shall be based upon the quantities of coarse and fine aggregate as shown on the RMI’s computer printouts for the plant located on the RMC Plant site.
     4.4 Quality. The Products sold and delivered under this Agreement to RMI shall satisfy those specifications set out in Exhibit C hereto
     5. FINANCIAL ASSURANCE. RMI hereby acknowledges that Buckeye has provided financial assurance to the State Mine Inspector in connection with an approved Reclamation Plan for mining and ancillary uses on the Property. If additional financial assurance is required by the State Mine Inspector due to RMI’s operation of a RMC plant on the Property, RMI will be responsible to provide a bond or other form of financial guarantee satisfactory to the State Mine Inspector, at no cost to Buckeye.
     6. COMPLIANCE WITH LAWS. RMI shall comply with all applicable laws in the conduct of its operations hereunder, including without limitation those relating to environmental protection. RMI hereby acknowledges that the Leased Premises are within the floodplain and/or floodway of the Gila River and further acknowledges receipt of a copy of the mining permit from the Maricopa County Flood Plain District.
     7. TAXES AND UTILITIES. Buckeye agrees to make payment for all real estate taxes on the Property. However, RMI shall pay that portion of the real estate taxes attributable to the Leased Premises when billed for same by Buckeye. RMI shall also pay when due all ad valorem taxes assessed on any improvements or personal property located on or used in its operation of the Plants on the Leased Premises. RMI shall pay all utilities, including but not limited to, electricity, gas, and water, consumed by RMI on the Leased Premises in the operation of the Plants. If such utility costs are not separately identified and billed to RMI, but are charged to Buckeye together with those for the Property generally, RMI shall promptly reimburse Buckeye for those utility costs attributable to RMI’s operations on the Leased Property. In addition, RMI shall reimburse Buckeye for that portion of the cost of extending electrical service to the Property based on the percentage of amperage allocated to the Plant.

     9. FORCE MAJEURE.
     9.1 Force Majeure. Neither party shall be liable for damages for any delay or failure in performance of this Agreement, other than to make payments due hereunder, resulting from acts of God, including, but not limited to floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions, acts of public enemy, war, blockades, insurrection, vandalism or sabotage, fire, accident, wreck, explosion, strike or labor dispute, embargoes, governmental laws, orders, regulations, or third-party transportation disruptions, which cause interruption in the production of Products at Buckeye’s operations on the Property, the receipt, use or consumption of Products by RMI at any Plant or the manufacture and sale of ready-mix concrete by RMI from the Plant.
     9.2 Notice. The party experiencing an event of Force Majeure will send written notice to the other party describing the nature of the Force Majeure, the estimated volume of Products expected to be effected thereby and its expected duration. This notice shall be sent within 5 days of the beginning of the event of Force Majeure and within 10 days of the end of such event.
     9.3 Duties. The party whose performance is affected by such Force Majeure shall, to the extent practical through commercially reasonable efforts, remedy such condition with all reasonable dispatch; provided, however, that neither party shall be required to settle or otherwise adjust a labor dispute or challenge the validity of any act of a governmental agency. The affected party’s obligations hereunder shall be suspended during the period of Force Majeure to the extent impaired by such Force Majeure. RMI, during any period of Force Majeure suffered by it that reduces its requirements for Products at the Plant, shall be to the extent of such reduction relieved of its minimum obligations under this Agreement to purchase Products. Buckeye, during any period of Force Majeure suffered by it that reduces its ability to supply Products, shall to the extent of such inability be relieved of its obligations under this Agreement to supply Products and in such case RMI shall have the right and option to purchase aggregates from other sources to meet its requirements at the Plant until such time as Buckeye has cured such Force Majeure.
     10. INDEMNITY.
     10.1 Buckeye Indemnitees. To the fullest extent permitted by law, RMI shall defend (by counsel reasonably acceptable to Buckeye) indemnify and hold and save harmless Buckeye, any affiliate of Buckeye, and their respective managers, members, officers, directors and employees (the “Buckeye Indemnitees”) from and against any and all losses, demands, damages, suits, administrative proceedings, actions, expenses (including reasonable attorneys’ fees and experts’ fees and costs), judgments, fines, penalties and any other liabilities of any nature (whether or not involving personal injury or property damage), brought or had against any Buckeye Indemnitee, or suffered or incurred by any Buckeye Indemnitee which in any manner result from, arise out of, or concern the operations of RMI or its (or its agents’, employees’ or invitees’) use, occupancy or possession of the Leased Premises or the Property.
     10.2 RMI Indemnitees. To the fullest extent permitted by law, Buckeye shall defend (by counsel reasonably acceptable to RMI) indemnify and hold and save harmless RMI, any affiliate of RMI, and their respective officers, directors and employees (the “RMI Indemnitees”) from and against any and all losses, demands, damages, suits, administrative proceedings, actions, expenses (including reasonable attorneys’ fees and experts’ fees and costs), judgments, fines, penalties and any other liabilities of any nature (whether or not involving personal injury or property damage), brought or had against any RMI Indemnitee, or suffered or incurred by any RMI Indemnitee which in any manner result from, arise out of, or concern the operations of Buckeye or its (or its agents’, employees’ or invitees’) use, occupancy or possession of the Leased Premises, Property or Products.
     11. INSURANCE. Each party shall maintain, at a minimum, during the term of this Agreement those insurance coverages set out in Exhibit D, attached hereto and incorporated herein by this reference. Promptly following the execution of this Agreement and in no event later than the commencement of RMI’s occupation of the Leased Premises, RMI shall cause a Certificate of Insurance to be delivered to Buckeye, and Buckeye shall cause a Certificate of Insurance to be delivered to RMI, confirming such coverage and stating that such coverage will not be allowed to expire or materially reduced without thirty (30) days written notice to the other party.
     12. DEFAULT AND REMEDIES.
     12.1 Default and Cure. If a party (the “Defaulting Party”) fails to comply with any material term or condition of this Agreement, the other party (the “Non-Defaulting Party”) may provide written notice to the Defaulting Party stating the nature of such failure (the “Default Notice”). If the Default Notice relates to (i) a failure by the Defaulting Party to pay any amount due and payable to the Non-Defaulting Party and the Defaulting Party fails to pay such sum within 15 days after receipt of the Default Notice or (ii) a failure by Defaulting Party to comply with any material term or condition of this Agreement, other than the payment of money hereunder, and such failure is not cured within 30 days after the Defaulting Party’s receipt of the Default Notice, or in the event of a cure which requires in excess of 30 days to complete, if the Defaulting Party has not commenced such cure within such 30 day period and thereafter does not diligently prosecute the cure to completion, the Non-Defaulting Party shall be entitled to either suspend or terminate this Agreement. If the default arises from a failure of Buckeye to deliver Products in accordance with the terms of this Agreement, RMI (without prejudice to other rights and remedies) may in its sole discretion purchase substitute aggregates from other sources unless and until the default is cured as provided herein.
     12.2 No Waiver. No waiver by a party of any breach by the other party or any of such other party’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by a party to seek a remedy for any breach by the breaching party be a waiver by the non-breaching party of any rights and remedies with respect to such or any subsequent breach.
     12.3 Rights and Remedies Cumulative, Consequential Damages. Except as provided expressly in this Agreement, no right or remedy herein conferred upon or reserved to a party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Neither party shall have any liability to the other under this Agreement for any consequential or punitive damages (other than punitive or consequential damages claimed by a third party against RMI or Buckeye arising from events or conduct constituting a breach of this Agreement or other wrongful conduct for which such party is entitled to indemnification from the other party under this Agreement).
     12.4 ATTORNEYS’ FEES. In any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses, including, without limitation, attorneys’ fees, paid or incurred by such party in connection with such litigation or arbitration.
     13. CONDEMNATION. If the whole or any part of the Leased Premises shall be taken for any public or quasi-public use under any statute or regulation or by right of eminent domain, or by private purchase in lieu thereof, either party may terminate this Agreement and, in such event, RMI shall not be entitled to any award of monies paid for such land as taken but shall be entitled to any award that may be made in connection with its leasehold interest.
     14. SURVIVAL. Any obligation of either party under this Agreement, which arises out of acts, omissions, or conditions occurring or existing prior to any expiration or termination of this Agreement, shall survive said expiration, cancellation or termination, including without limitation the indemnity obligations of Section 10.
     15. REMOVAL FROM PREMISES. Upon expiration or termination of this Agreement, RMI shall have a period of 120 days from the effective date of the termination in which to remove from the Leased Premises any and all material, debris, waste, machinery, equipment and other property there installed or produced by it. In addition, RMI shall, at their sole expense, provide Buckeye with a Phase I Environmental Site Assessment report, in accordance with American Society for Testing and Materials (ASTM) Standard Practice E 1527-05 and acceptable to Buckeye, certifying that the Leased Premises is environmentally clean to commercial lending standards. Any potable water well and appurtenances installed by RMI shall become the property of Buckeye at Buckeye’s sole discretion. If this Agreement is terminated due to a default by RMI, the base rent shall be $5,000 per month commencing on the date of the default and continuing until such time that RMI has vacated the Property and certified the site environmentally clean as required herein.

     16. NOTICES. Wherever in this Agreement, notice is required or permitted to be given by either party to the other, such notice shall be in writing and sent by certified United States mail, return receipt requested, postage prepaid, addressed as follows:

If to RMI	Ready Mix Inc Robert A. DeRuiter, V.P. 4602 E. Thomas Road Phoenix, AZ 85018 Telephone: (602) 957-2722 Facsimile: (602)-522-1911

With copy to:

If to Buckeye:	Gila River Lake, LLC Attn: Howard Libby, General Manager 11200 Rockville Pike, S. 300 Rockville, Md 20852 Telephone: 301-881-9766 Facsimile: 301-486-0215

With copy to:	Rick Barnas 31482 Isle Vista Laguna Niguel, CA 92677 Telephone: 301-655-1090 Facsimile: 623-399-1011
     Either party may change its address for notices by giving written notice to the other party as above set forth.
     17. CONFIDENTIALITY, MEMORANDUM AGREEMENT. The parties agree to record a memorandum in a form reasonably acceptable to each party to provide record notice of RMI rights and interests under this Agreement in the Leased Premises and the Property. Such memorandum will not disclose the financial terms of this Agreement (including the term, prices of Products and minimum tonnage requirements). Upon termination or expiration of this Agreement, RMI shall upon Buckeye’s request execute a notice of termination of such rights for recording purposes in a form reasonably acceptable to both parties. Except as may be required by law or as provided in this Section, RMI and Buckeye shall maintain the confidentiality of the terms of this Agreement.
     18. ENTIRE AGREEMENT. This Agreement represents the complete understanding between the parties hereto, and supersedes all prior negotiations, representations or agreements, whether written or oral, as to the matters described herein. This Agreement may be amended only by written instrument signed by both parties. No requirements, obligations, remedy or provision of this Agreement shall be deemed to have been waived, unless so waived expressly in writing, and any such waiver of any such provision shall not be considered a waiver of any right to enforce such provision thereafter.
     19. ASSIGNMENT. Buckeye may at any time assign its rights and obligations hereunder to any successor or lessee of the Property, provided Buckeye is not then in default and provided such assignee agrees in writing to assume Buckeye’s obligations under this Agreement. RMI, with the approval of Buckeye, which shall not be unreasonably withheld, may at any time assign its right and obligations hereunder to a publicly traded business entity, provided RMI is not then in default and provided such assignee agrees in writing to assume RMI’s obligations under this Agreement.
     20. RETURN OR EXCESS MATERIAL. Buckeye will provide a location for RMI to dispose of leftover concrete. If requested by Buckeye, RMI shall place returned or excess concrete in a location or pre-constructed concrete “form” designated by Buckeye for Buckeye’s use. RMI shall contain all wash-out and truck wash water and the containment must meet all applicable environmental laws and regulations. RMI shall obtain applicable permits as necessary.
     21. ARBITRATION. All claims or disputes between RMI and Buckeye arising out of or relating to this Lease and Supply Agreement, or the breach thereof, shall be decided first by mediation then by arbitration in accordance with the Arbitration Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise. Notice of the demand for mediation and arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association and shall be made within (3) months after the dispute has arisen. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to the Lease and Supply Agreement shall include, by consolidation, joiner or in any other manner, any person or entity not a party to the Agreement under which such arbitration arises, unless it is shown at the time the demand for arbitration is filed that (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, and (3) the interest or responsibility of such person or entity in the matter is not insubstantial. The agreement herein among the parties to this Lease and Supply Agreement and any other written agreement to arbitrate referred to herein shall be specifically enforceable under applicable law in any court having jurisdiction thereof.
     22. APPLICABLE LAW. This lease will be governed by the laws of the state of Arizona.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered for and in their names by their duly authorized officers, all as of the day and year first above written.

GILA RIVER LAKE, LLC d/b/a BUCKEYE SAND AND GRAVEL
By:
Richard E. Barnas,
Manager

ATTEST:	Ready Mix Inc

Name	Name
Title	Title

EXHIBIT A
PROPERTY
[attach map or legal description of Property]
Pending review

EXHIBIT B
LEASED PREMISES
[attach map or legal description of Leased Premises
Pending review

EXHIBIT C
PRICING AND SPECIFICATIONS

Product:	Base Price (per ton)
Washed Concrete Coarse Aggregate (suitable for use in ready-mix concrete)	$8.25
Washed Concrete Fine Aggregate (suitable for use in ready-mix concrete)	$8.25
1. All prices are delivered into the appropriate stockpile at RMI’s RMC Plant on the Leased Premises. In the event Buckeye loads RMI’s bins from the stockpile then the Base Price paid by RMI shall increase by $.35 per ton.
2. The Base Price for each Product shall be increased by the CPI or Western Region Index on January 1, 2009 and each January 1 each subsequent year of the lease. If this Lease is still in effect, on January 1, 2015 and January 1, 2020 Buckeye shall have a sixty (60) day option to negotiate a new Base Price. Any Base Price Change shall be effective as of January 1 of the adjustment year.
     Commencing on the first anniversary of the date of this Agreement and on each anniversary thereafter, the prices for materials listed in Exhibit C hereof shall be adjusted for the next succeeding year based on the following formula:
               PPIE
          IP x PPIB = Adjusted Price
     Where:

IP	=	The initial price as listed in Exhibit C hereof.

PPIE	=	Producer Price Index — Table 6 Commodity Code 1321, construction sand, gravel and crushed stone, as published by the U.S. Department of Labor, Bureau of Labor Statistics, for January in the year just ending(2007?) ;

PPIB	=	Producer Price Index — Table 6 Commodity Code 1321, Construction sand, gravel and crushed stone, as published By The U.S. Department of Labor, Bureau of Labor Statistics, for January — Current Year

provided, however, that in the event that the quotient of said ratio (PPIE/PPIB) in any given year is less than 1.00, then in such event, 1.00 shall be substituted for such ratio and utilized in the formula for calculating the adjusted prices to be paid by RMI (i.e., the Adjusted Price shall never be less than the initial price set forth in Exhibit C hereof).
          The Producer Price Index Table 6 Commodity Code is currently indexed to the base year 1982. In the event of a change in base years during this Agreement, the Producer Price Index numbers used in the calculation shall also be adjusted for relativity with one another with respect to the new base year, if necessary, to proportionately adjust the price for the relative percentage change in the index. In the event the Producer Price Index shall cease to be published, then Buckeye and RMI shall agree upon another index to be substituted therefore, and if they are unable to agree upon a substitute index within a reasonable time, such matter shall be determined by arbitration in accordance with this Agreement.
3. Payments are net 30 days from date of invoice. The Price referred to herein excludes any applicable taxes, fees or charges imposed by federal, state or local law, regulations or order. RMI shall pay any and all applicable taxes, fees and charges now or hereafter imposed by federal, state or local law, regulations or order with respect to the sale, purchase, use, resale, resale transportation or handling of materials (exclusive of corporate franchise taxes or taxes imposed upon or measured by the net income of Buckeye or severance taxes or similar taxes imposed on the production or mining of aggregates). If RMI is entitled under any federal, state or local law or regulation to purchase such materials free of any tax, fee or charges, RMI shall furnish Buckeye proper exemption certificates to cover such purchase or purchases in advance of deliveries hereunder.
4. All aggregates supplied under this agreement shall meet the following specifications:
(a)	Aggregates for Ready Mix Concrete in compliance with ASTM Standards and MAG (Maricopa Association of Governments)Specifications.
1.	Washed concrete sand shall maintain a fineness modulus (FM) range of 2.70 to 2.90 with a minimum sand equivalency(SE) value of 75.

EXHIBIT D
INSURANCE REQUIREMENTS
Workers’ Compensation
     (including coverage for Occupational Disease)
Limit of Liability

Workers’ Compensation	Statutory	Benefits
Employers’ Liability	$1,000,000/$1,000,000/$1,000,000
Where allowed by law, the contractor or vendor’s Workers’ Compensation policy shall contain a Waiver of Subrogation in favor of RMI.
Commercial General Liability
     (including coverage for Contractual Liability assumed by Contractor)
     Limit of Liability
     Property Damage/Bodily Injury $2,000,000 Each Occurrence
                                                              $2,000,000 General Aggregate Limit
“RMI and all of its affiliates (direct and indirect)” shall be named as an additional insured on Buckeye’s General Liability policy with respect to those activities provided for in the Agreement.
“Buckeye Sand and Gravel and all of its affiliates (direct and indirect)” shall be named as an additional insured on RMI’s General Liability policy with respect to those activities provided for in the Agreement.
Automobile Liability
     (including coverage for Hired and Non-Owned Automobiles)
Limit of Liability
Property Damage/Bodily Injury $2,000,000 Each Accident
Such coverage shall contain NO exclusion for loading and/or unloading of the vehicles. RMI or Buckeye, as applicable, should be named as an additional insured with respect to the transport of products by RMI or Buckeye as applicable.
Excess/Umbrella Coverage

RMI shall provide Excess/Umbrella Insurance with limits not less than $5,000,000.
Insurance Certificate/Notice of Cancellation
The insurance coverage described above shall be confirmed by an insurance certificate signed by the insurer or its authorized agent and providing that the certificate holder shall be given at least 30 days prior notice of the cancellation of any of such coverage.

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